Puerto Rico Contact: Juan C. Cruz, Oriental Financial Group
(787) 771-6820

U.S. Contact:
Steven Anreder and Gary Fishman,
Anreder & Company
(212) 532-3232
ORIENTAL FINANCIAL GROUP NAMES JULIO R. MICHEO
AS CHIEF INVESTMENT OFFICER & TREASURER
SAN JUAN, Puerto Rico, December 4, 2006 — Oriental Financial Group Inc. (NYSE: OFG) named Julio R. Micheo, CPA, Senior Executive Vice President, Chief Investment Officer and Treasurer, in charge of the Group’s $3.26 billion investment securities portfolio, as well as funding and hedging activities, it was announced today by José Rafael Fernández, President and CEO. Mr. Micheo will be a member of the Executive Team and Asset and Liability Management Committee (ALCO), and will report to Mr. Fernández.
“Julio’s extensive expertise in asset and liability management, mortgage banking, financial services and investment banking, combined with his broad business relationships in Puerto Rico and on Wall Street, fit perfectly with Oriental’s operating profile and direction,” said Mr. Fernández. Chief Investment Officer-Treasurer is a new position.
Mr. Micheo, 47, was Executive Vice President and Treasurer of Doral Financial Corporation, where, from February 2005 to August 2006, he was in charge of investments, funding and hedging, in addition to all mortgage secondary market activities, and a member of Doral’s ALCO. He joined Doral in May 1998, becoming President and Member of the Board of Directors of its Doral Securities unit in 2002, also serving as Vice President of Doral’s co-sponsored $400 million Puerto Rico GNMA closed end mutual fund.
Prior to Doral, Mr. Micheo was Senior Vice President of PaineWebber of Puerto Rico (now part of UBS), for four years, where he started and headed the Financial Institutions Taxable Fixed Income Sales Desk; Vice President of The First Boston Corporation investment banking firm (now part of Credit Suisse), for eight years, where he supervised development and marketing of strategies and products to institutional investors in Puerto Rico; and auditor-in-charge and tax specialist in San Juan with the accounting firm of Peat, Marwick, Mitchell & Company (now part of KPMG LLP), for four years, where his accounts included large financial institutions.
Mr. Micheo holds a BS in Business Administration, Summa Cum Laude, from Saint Joseph’s University, Philadelphia.
About Oriental Financial Group
Oriental Financial Group Inc. (www.OrientalOnline.com) is a diversified financial holding company operating under U.S. and Puerto Rico banking laws and regulations. Now in its 41st year in business, Oriental provides a full range of mortgage, commercial and consumer banking services through 24 financial centers in Puerto Rico, as well as financial planning, trust, insurance, investment brokerage and investment banking services.
Forward-Looking Statements
This news release may contain forward-looking statements that reflect management’s beliefs and expectations and are subject to risks and uncertainties inherent to the Group’s business, including, without limitation, the effect of economic and market conditions, the level and volatility of interest rates, and other risks and considerations detailed in the Group’s filings with the Securities and Exchange Commission. These or other factors could cause actual results to differ materially from forward-looking statements. The Group also disclaims any obligations to update information contained in this news release as a result of developments occurring after the date of issuance.
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